                                        EX - FILING FEES

CALCULATION OF FILING FEES TABLE
SCHEDULE 14A
(Form Type)
RED TRAIL ENERGY, LLC
(Name of Issuer)
RED TRAIL ENERGY, LLC
(Name of Person(s) Filing Statement)

Table 1 - Transaction Valuation

	Proposed Maximum Value of Transaction (1)		Fee Rate	Amount of Filing Fee(3)
Fees to be Paid		$210,000,000.00	0.0001531(2)	$
Fees Previously Paid
Total Transaction Valuation	$
Total Fees Due for Filing					$32,151.00
Total Fees Previously Paid					$—
Total Fee Offsets					N/A
Net Fee Due					$32,151.00

(1)    For the purposes of calculating this fee, this amount is based on the cash consideration that the Company anticipates will be received due to the Asset Sale. The transaction valuation (the “Transaction Valuation”) is calculated solely for purposes of determining the filing fee in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Transaction Valuation is calculating based on the cash value that the Issuer will receive in exchange for the sale of substantially all of its assets, in accordance with subsection (c)(2) of Rule 0-11.

(2)    The amount of the filing fee calculated in accordance with the Exchange Act of 1934 equals $153.10 for each $1,000,000 of transaction value.

(3) The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act, determined by multiplying $210,000,000.00 by 0.0001531.
☐    Check the Box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.